Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 for the registration of 34,385 shares of REMEC, Inc.’s common stock, the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-111409), and to the incorporation by reference therein of our reports dated March 14, 2003, except for Note 10 as to which the date is April 14, 2003, with respect to the consolidated financial statements and schedule of REMEC, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

March 30, 2004